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                                                                    EXHIBIT 99.1

[WHITEHALL LOGO]                                                    NEWS RELEASE
Whitehall Jewellers, Inc.

                                              For:     Whitehall Jewellers, Inc.
                                              Contact: John R. Desjardins
                                                       Executive Vice President,
                                                       Chief Financial Officer
                                                       TX: 312/762-9751

FOR IMMEDIATE RELEASE

         BERYL RAFF JOINS WHITEHALL JEWELLERS AS CHIEF EXECUTIVE OFFICER

      Chicago, Illinois, August 12, 2005 - Whitehall Jewellers, Inc. (NYSE:
JWL), a national specialty retailer of fine jewelry, announced today that Beryl Raff has been named Chief Executive Officer. Ms. Raff will also join the Company's Board of Directors.

      This morning Steven Pully, the Chairman of the Board of Directors commented, "Beryl Raff is one of the most accomplished merchants and senior executives in the jewelry industry. She has a long track record of demonstrated success and we are delighted that she is joining Whitehall Jewellers. The Board of Directors and the entire Whitehall family of employees welcomes her to our Company."

      Ms. Raff commented, "Joining Whitehall is an opportunity which I embrace with great energy and enthusiasm. Whitehall is a wonderful company with a great heritage and a very promising future. I am looking forward to working with Whitehall's management, employees and vendors to drive Whitehall's business forward to greater successes in the future."

      Ms. Raff has served as Senior Vice President and General Merchandise Manager of Fine Jewelry for JC Penney Company since 2001. Previously, Ms. Raff was with Zale Corp. for six years, including as its Chief Executive Officer from September 1999 to February 2001 and as Chairman from September 2000 until February 2001. Prior to joining Zale in 1994, Ms. Raff worked for Macy's Department Stores, where she held executive jobs with responsibility for Macy's jewelry business.

      Lucinda Baier, who has served as Chief Executive Officer since the death of Hugh Patinkin earlier this year, will continue as President and Chief Operating Officer of the Company. Mr. Pully commented, "The Board appreciates the fact that Ms. Baier stepped in as CEO at such a difficult time and we are pleased she continues as President and Chief Operating Officer."

      Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry, operating 388 stores in 38 states. The Company operates stores in regional and super regional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.

             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com

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Safe Harbor Statement

This release contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the current beliefs of management of the Company as well as assumptions made by and information currently available to management including statements related to the markets for our products, general trends and trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "opinion" and similar expressions and their variants, as they relate to the Company or our management, may identify forward-looking statements. Such statements reflect our judgment as of the date of this release with respect to future events, the outcome of which is subject to certain risks, including the factors described below, which may have a significant impact on our business, operating results or financial condition. Investors are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. The Company undertakes no obligation to update forward-looking statements. The following factors, among others, may impact forward-looking statements contained in this release: (1) a change in economic conditions or the financial markets which negatively impacts the retail sales environment and reduces discretionary spending on goods such as jewelry; (2) reduced levels of mall traffic caused by economic or other factors;
(3) increased competition from specialty jewelry retail stores, the Internet and mass merchant discount stores which may adversely impact our sales and gross margin; (4) our ability to execute our business strategy and the related effects on comparable store sales and other results; (5) the extent and results of our store expansion strategy and associated occupancy costs, and access to funds for new store openings and the ability to exit underperforming stores; (6) the high degree of fourth quarter seasonality of our business and the impact on the Company's sales, profitability and liquidity; (7) the extent and success of our merchandising, marketing and/or promotional programs; (8) personnel costs and the extent to which we are able to retain and attract key personnel; (9) the effects of competition on the Company including merchandise availability, real estate opportunities and retention of personnel; (10) the availability, terms and cost of consumer credit; (11) relationships with suppliers including the timely delivery to the Company of appropriate merchandise on payment and other terms consistent with past practice; (12) our ability to maintain adequate information systems capacity and infrastructure; (13) our continued ability to secure sufficient financing on acceptable terms, including, if an event of default were to occur pursuant to the Company's revolving loan facility, that the Company may be required to negotiate relief with its lenders or seek new financing with respect to which there may be no assurance that new financing agreements would be available on acceptable terms or at all; (14) our leverage, liquidity, and cost of funds and changes in interest rates that may increase financing costs; (15) our ability to maintain adequate loss prevention measures;
(16) fluctuations in raw material prices, including diamond, gem and gold prices; (17) the impact of current or future price reductions on margins and resultant valuation allowances taken on certain merchandise inventory identified from time to time as items which would not be part of the Company's future merchandise presentation as well as alternative methods of disposition of this merchandise inventory and resulting valuation allowances taken; (18) developments relating to settlement of the consolidated Capital Factors actions, the non-prosecution agreement entered into with the United States Attorney's Office, the SEC investigation, and shareholder and other civil litigation, including the impact of such developments on our results of operations and financial condition and relationship with our lenders or with our vendors; (19) regulation affecting the industry generally, including regulation of marketing practices; and (20) the risk factors identified from time to time in our filings with the SEC.

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             For Investor Relations info: investorrelations@whji.com
                  Internet Website: www.whitehalljewellers.com